Exhibit 99.1

Beam Global Reports Fiscal Year 2020 Financial Results

Conference Call Today at 4:30 PM ET

SAN DIEGO, CA, March 30, 2021—Beam Global, (Nasdaq: BEEM, BEEMW) (“Beam” or “the Company”), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, today announced financial results for the fiscal year ended December 31, 2020.

Fourth Quarter and Recent Company Highlights

•	Generated record annual revenues of $6.2 million.
•	Awarded extension and expansion to State of California state-wide contract - now allows use by other governmental agencies nationwide.
•	Awarded Federal General Services Administration Multiple Award Schedule Contract – available to all Federal agencies.
•	Awarded a statewide Florida purchasing contract – available to all state agencies.

•	Issued patent for UAV ARCTM renewably energized drone recharging product which will provide en route charging for unmanned aerial vehicles.

•	Improved the performance of the EV ARCTM 2020 charging system by 12%, now delivering up to 265 e-miles in a day.

•	Completed delivery of 30 EV ARC™ solar-powered EV charging systems for Electrify America.

•	Increased working capital to $28M.

•	The City of Olathe, Kansas deployed six EV ARCTM solar-powered EV charging systems with the help of a Metropolitan Energy Center (MEC) federal grant.

“In a challenging year, the Beam Team generated record revenues, expanded our customer base with both government and enterprise, strengthened our balance sheet, deployed new products and added to our patent portfolio,” said Desmond Wheatley, CEO of Beam. “I believe that our new contracts with the state of Florida and especially the Federal government, position us favorably as we look at 2021. Our products are made in America and provide a clean and secure source of energy both for the electrification of transportation and for the strengthening of U.S. energy security. We have no debt, a strong balance sheet and increasing liquidity in our stock. I can't think of a better position to be in as we anticipate a significant increase in government and corporate spending on energy and transportation infrastructure as well as an enthusiastic consumer adoption of new and exciting electric vehicles which will, for the first time, include pickup trucks and SUVs.

Fiscal Year End 2020 Financial Summary

Revenues

We reported record revenues in fiscal 2020 of $6,210,350, compared to $5,111,545 in fiscal 2019, as a result of a strong fourth fiscal quarter. Fourth quarter revenues were $2,200,706 compared to $495,876 in the fourth quarter of 2019. Revenue growth was driven by shipments to California customers, including the deployment of 29 units to Electrify America. During fiscal 2020, we diversified our customer base compared to fiscal 2019, selling to various municipalities, colleges, utilities and federal agencies.

Gross Loss

Gross loss in fiscal 2020 was $710,974, compared to $153,774 during fiscal 2019. The gross loss in the fourth quarter of 2020 was $537,937 compared to $503,053 in the fourth quarter of 2019. The increase in gross loss was primarily due to an initial increase in costs for the new EV ARCTM 2020 unit that was launched at the end of 2019. As we experienced with our original EV ARCTM unit where initial unit costs started out high, we expect the operations and engineering teams to improve the production process and reduce material costs over time. Also, deployment costs were higher during 2020, which we also expect to decrease now that we’ve launched our ARC MobilityTM trailer designed for the EV ARCTM 2020 product. In addition, as we increase our revenues, we expect to benefit from lower manufacturing costs and increased fixed overhead absorption, as well as from falling costs for items such as battery cells and solar modules which we integrate into our products.

Operating Expenses

Operating expenses were $4,496,660 in fiscal 2020, compared to $3,117,793 in fiscal 2019. Operating expenses in the fourth quarter of 2020 were $1,799,242 compared to $891,126 in the same period of 2019. The $1,378,867 increase in total year expense was primarily due to a $776,627 increase in non-cash stock-based compensation expense due to the increase in stock price in the fourth quarter of 2020, and we increased our investment in sales and marketing expenses by $518,375 to help increase our revenues.

Net Loss
The net loss was $5,213,025 for the 2020 fiscal year, compared to $3,933,922 for the 2019 fiscal year. For the three months ended December 31, 2020, the net loss was $2,336,524 compared to $1,390,054 for the same period in the prior year. This is primarily attributable to the reduction in gross margin and increased operating expenses.

Cash and Working Capital

At December 31, 2020, we had cash of $26,702,804, compared to $3,849,456 at December 31, 2019. The increase resulted from proceeds of $17.4 million from two public offerings, net of offering expenses, and from the exercise of warrants. Our working capital increased from $5,142,719 to $28,163,320 from December 31, 2019 to December 31, 2020.

Conference Call Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.

Participants can register for the conference through the following link: https://dpregister.com/sreg/10153216/e4f6988b00

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL: https://services.choruscall.com/links/beem210330.html

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About Beam Global
Beam Global is a Cleantech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit https://BeamForAll.com/, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

The Bulleit Group

BeamGlobal@BulleitGroup.com

+1 415-742-1894

Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-799-4583

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Beam Global

Balance Sheets

(000's omitted)

	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$26,703	$3,849
Accounts receivable, net	1,786	765
Prepaid and other current assets	321	148
Inventory, net	1,093	1,844
Total Current Assets	29,903	6,606

Property and equipment, net	235	103
Operating lease right of use asset	2,419	316
Patents, net	294	205
Deposits	52	57
Total Assets	$32,903	$7,287

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$728	$485
Accrued expenses	392	305
Sales tax payable	92	6
Deferred revenue	107	94
Convertible note payable - related party, net	–	214
Operating lease liabilities, current	521	350
Auto loan	–	9
Total Current Liabilities	1,840	1,463

Operating lease liabilities, noncurrent	1,911	–
Total Liabilities	3,751	1,463

Total Stockholders' Equity	29,152	5,824
Total Liabilities and Stockholders' Equity	$32,903	$7,287

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Beam Global

Statements of Operations

(000's omitted except share and per share amounts)

	For the Years Ended December 31,
	2020	2019

Revenues	$6,210	$5,111
Cost of revenues	6,921	5,265
Gross profit	(711)	(154)

Operating expenses	4,497	3,118
Loss From operations	(5,208)	(3,272)

Other income (expense)
Interest income	11	57
Interest expense	(11)	(716)
Total other income (expense), net	–	(659)

Loss before income tax expense	(5,208)	(3,931)
Income tax expense	5	3
Net loss	$(5,213)	$(3,934)

Net loss per share - basic and diluted	$(0.84)	$(0.88)
Weighted average shares outstanding - basic and diluted	6,170,283	4,466,563

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